Exhibit 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro
Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	10

ICO, Inc. Announces Fiscal Year 2004
Third Quarter Results

  Year-over-year improvement continues
  Quarterly volumes up 15% and quarterly revenues increase 23% year-over-year
  Third quarter operating income $1.3 million, an increase of $4.9 million

Unaudited Summary Financial Information ($ in millions except percentages, metric tons and per share data)

	Quarter Ended	Quarter Ended
	June 30, 2004	June 30, 2003	Change (2)

Volumes (1)	78,300	68,300	10,000

Revenues	$66.8	$54.4	$12.4
Gross profit	$12.0	$8.4	$3.6
Gross margin	17.9%	15.5%	2.4%
Operating income (loss)	$1.3	$(3.6)	$4.9
Income (loss) from continuing operations	$.4	$(4.0)	$4.4
Loss from discontinued operations	$(3.4)	$(.4)	$(3.0)
Net loss	$(3.0)	$(4.3)	$1.4
Earnings (loss) per share from continuing operations:
Basic	$.01	$(.16)	$.17
Diluted	$.01	$(.16)	$.17

(1) “Volumes” refers to total metric tons sold either by selling proprietary products or toll processing services.
(2) Change amounts are calculated using detailed figures, therefore, the change amount calculated using rounded figures may differ.

HOUSTON, TEXAS, August 10, 2004 – ICO, Inc. (NASDAQ: ICOC) announced today its third quarter fiscal year 2004 financial results. For the quarter ending June 30, 2004, ICO reported revenues of $66.8M, operating income of $1.3M and net income from continuing operations of $.4M or $.01 per common share. Including discontinued operations, net loss was $(3.0M) for the quarter or a loss of $(.12) per common share, which loss includes a $5.0M pretax, non-cash charge related to the Company’s sale of its Oilfield Services business (see “Discontinued Operations” below). EBITDA (defined as earnings before interest expense, taxes, depreciation and amortization) from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle (including non-cash stock option expenses of $.2M and impairment, restructuring and other charges of $.2M - see Reconciliation of Selected Financial Data) for the third quarter of fiscal 2004 was $3.2M.

W. Robert Parkey, Jr., President and Chief Executive Officer, commented, “Our Company’s financial turnaround continued during our third fiscal quarter, and we have also made significant strides in positioning the business for profitable growth going forward.” Mr. Parkey stated, “We have reorganized the management structure of the business into four business segments – ICO Americas, Bayshore Industrial, ICO Europe, and ICO Australasia - and expect this new structure to enhance accountability and drive improved performance. We also have recently recruited two experienced executives, Paul J. Giddens, serving as our Chief Administrative Officer, and David J. Phillips, our President of ICO Americas. We believe these changes and additions to management will further enhance our ability to maintain and grow profitability.”

Year-over-year quarter comparison

Revenues increased $12.4M or 23% to $66.8M compared to the same quarter last year. An increase in volumes of 15%, due to increases in market share and customer demand, increased revenues by $11.9M. The translation effect of foreign currency exchange rates further increased revenues by $5.0M. The year-over-year quarterly revenue increase was, however, offset by a change in product mix which had the effect of reducing revenues by approximately $4.5M.

Income (loss) from continuing operations increased $4.4M to income of $.4M, or $.01 per share, as compared with the third quarter of fiscal year 2003. This improvement was driven by an increase in gross profit of $3.6M or 42%, due to the growth in revenues and improvement in gross margins. Gross margins improved from 15.5%, during the third quarter of fiscal year 2003, to 17.9% during the third quarter of fiscal year 2004. This improvement was due to the increased operating leverage that resulted from the 15% increase in volumes, to cost reductions initiated in late fiscal year 2003 in ICO Polymers North America and ICO Europe, and to the improved performance of two plants in those segments that had previously dramatically underperformed.

Loss from discontinued operations increased, compared with the third quarter of fiscal year 2003, from an after-tax loss of $.4M to a loss of $3.4M. The increase in the loss was due to the $5.0M pre-tax, non-cash charge that was taken during the third quarter to establish an allowance against a receivable relating to the 2002 sale of our former Oilfield Services business (see “Discontinued Operations” below).

Sequential quarter comparison

In the third quarter of fiscal year 2004, compared with the second quarter of fiscal year 2004, revenues decreased from $67.5M to $66.8M, a decline of $.7M or 1%. This decline was caused by a change in the mix of finished products sold reducing revenues by $1.4M, primarily by the Bayshore Industrial and ICO Polymers North America segments. Offsetting this decline was a $.7M increase in revenues due to a modest increase in product sales volumes.

In the third quarter of fiscal year 2004, income from continuing operations declined to $.01 per share, from $.06 per share in the second quarter. Overall gross margins declined from 20.0%, during the second quarter, to 17.9% during the third quarter. The decline in gross margins was primarily the result of higher resin costs, combined with an inability to adequately increase selling prices, particularly in ICO Australasia and ICO Europe.

Segment Highlights

During the third quarter of fiscal year 2004, the Company reorganized its management structure into four geographical areas defined as ICO Americas (consisting of ICO Polymers North America and ICO Brazil), Bayshore Industrial, ICO Europe and ICO Australasia.  This reorganization modified the way information is reviewed and decisions are made by executive management.  The Company’s reportable segments now include: ICO Polymers North America, ICO Brazil, Bayshore Industrial, ICO Europe, and ICO Australasia.

ICO Polymers North America, ICO Brazil, ICO Europe and ICO Australasia primarily produce polymer powders for the rotational molding industry as well as other specialty markets for powdered polymers. The specialty markets that these four segments serve include masterbatch and concentrate producers, users of polymer-based metal coatings, and non-woven textile markets. Additionally, these four segments provide specialty size reduction services on a tolling basis (“tolling” refers to processing customer-owned material for a service fee). The Bayshore Industrial segment designs and produces proprietary concentrates, masterbatches and specialty compounds, primarily for the plastic film industry, in North America and in selected export markets. The Company’s ICO Europe segment includes operations in France, Holland, Italy, Sweden and the United Kingdom.  The Company’s ICO Australasia segment includes operations in Australia, Malaysia and New Zealand.

ICO Europe

ICO Europe’s operating income (loss) in the third quarter increased $2.6M to $.7M due to improved gross margins, lower impairment, restructuring and other costs and lower selling, general and administrative (“SG&A”) expenses. Cost reductions implemented in late fiscal year 2003 at one of the European subsidiaries contributed to the increase in profitability.

On a sequential quarter basis, operating income declined $.8M due to higher raw material costs, which drove down gross margins. Additionally, operating income declined during the third quarter due to an increase in impairment, restructuring and other costs due to a gain on a settlement with a former employee recorded in the second quarter.

Over the next two quarters, the Company’s ICO Europe segment expects to incur a charge between $.3M and $.5M, related to the closure of its Swedish production facility. This facility is being consolidated into the remaining facilities throughout Europe. This closure is expected to save the Company approximately $.8M per year.

Bayshore Industrial

Bayshore Industrial has experienced an improvement in operating income of $.7M to $1.3M during the third quarter of fiscal year 2004, compared to the same quarter of last year, due to higher volumes resulting from increases in customer demand and market share. Sequential operating income softened by $.3M due to a decline in volumes in the third quarter as the result of a normal seasonal slowdown.

ICO Polymers North America

ICO Polymers North America experienced an increase in year-over-year quarterly operating income of $1.8M to $.7M primarily due to an increase in product sales volumes and improved pricing relative to raw material costs. Additionally, improved performance of one of the segment’s operating facilities following the implementation of a cost reduction program in late fiscal year 2003 factored into the profit improvement.

Sequential operating income decreased $.2M due to severance paid to a former employee, as well as reduced gross margins, offset by lower SG&A expense. Gross margins declined due to higher resin costs and a less favorable product sales mix.

ICO Australasia

Strong profitability continued in ICO Australasia during the third quarter of fiscal year 2004; however, rising resin costs and an inability to fully pass on these cost increases in the form of higher selling prices squeezed margins, yielding a decrease in operating income of $.5M to $.7M for the quarter ended June 30, 2004 compared to the quarter ended March 31, 2004 and a decrease in operating income of $.2M compared to the same quarter of last year.

ICO Brazil

The Company entered the Brazilian market in late 2002 and has continued to gain market share since that time. ICO Brazil’s quarterly operating income improved sequentially by $.1M to $.1M and improved year-over-year by $.3M.

Discontinued Operations

The Company sold substantially all of its Oilfield Services business to Varco International, Inc. (“Varco”) during the fourth quarter of fiscal 2002, at which time a $5.0M receivable was recognized in connection with $5.0M in cash that the Company placed in escrow and was withheld from the proceeds of the sale. The escrow has not yet been released to the Company due to pending contractual indemnity claims asserted against the Company by Varco. During the third quarter of fiscal 2004, due to the continued inability of the parties to come to an agreement regarding the size of Varco’s indemnifiable loss more than nine months to a year after most of the claims were made, the Company deemed the $5.0M receivable to be a doubtful collection and a $5.0M reserve was placed against the $5.0M receivable. The $5.0M reserve net of income taxes was recorded in the statement of operations as a component of loss from discontinued operations ($3.3M net of income taxes). The $5.0M will remain in escrow until the parties agree to release the funds or the matter is resolved by litigation. The Company’s periodic reports on Forms 10-Q and 10-K contain more information regarding this dispute.

Liquidity

During the quarter ended June 30, 2004, working capital declined $5.7M to $30.3M, primarily due to the $5.0M charge to discontinued operations. The $5.0M charge had the effect of reducing current assets during the quarter by $3.3M. In addition, during the third quarter, inventory declined $2.9M or 10% due to a decline in inventory quantities on hand.

   Available borrowing capacity under the Company’s existing credit arrangements increased $.5M during the third quarter, to $19.5M as of June 30, 2004 due to debt repayments.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2004 third quarter earnings can be accessed at 9:00 a.m. Central time on Tuesday, August 10, 2004 at www.firstcallevents.com, where the webcast replay will be archived.

Resignation of William C. Willoughby from the Company’s Board of Directors

Effective August 9, 2004, William C. Willoughby resigned as a director of the Company to spend more time operating his own business. Mr. Willoughby's resignation was not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

W. Robert Parkey, Jr., the Company’s President and CEO, stated, “Bill Willoughby and his family have been a very important and integral part of the ICO family and business history for several decades. Prior to Bill’s service, his late father, William E. (“Web”) Willoughby, the founder and President of WEDCO, was a long standing member of ICO’s board of directors. I want to recognize the many important contributions that Bill and his family have made to ICO, and express my sincere appreciation and gratitude to Bill on behalf of the Company for his service over the years. We will miss Bill, and wish him well in his future endeavors.”

Mr. Willoughby stated, “I’ve enjoyed my years serving on the board of ICO. Although I’ve chosen to leave the board to pursue my own interests, I remain a stakeholder in ICO and will continue to follow the Company’s fortunes closely. I have confidence that the current leadership will move the Company in the right direction.”

Mr. Parkey added, “As Bill and his family remain significant shareholders, the Company looks forward to continuing to seek their guidance.”

Company Information

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2004	2003	2004	2004	2003

Product Sales	$57,799	$46,104	$58,490	$164,503	$128,617
Toll Services	8,980	8,312	9,011	26,624	24,551

Total Revenues	66,779	54,416	67,501	191,127	153,168
Cost of sales and services	54,800	45,988	54,017	154,925	127,463

Gross Profit	11,979	8,428	13,484	36,202	25,705
Selling, general and administrative expense	8,311	8,858	8,660	24,572	25,907
Stock option compensation expense	192	14	231	434	106
Depreciation and amortization	1,969	2,373	1,934	5,955	6,880
Impairment, restructuring and other costs (income)	180	806	(116)	168	806

Operating income (loss)	1,327	(3,623)	2,775	5,073	(7,994)
Other income (expense):
Interest expense, net	(684)	(663)	(663)	(1,979)	(2,841)
Other income (expense)	(94)	(28)	59	177	492

Income (loss) from continuing operations before income taxes and cumulative
effect of change in accounting principle	549	(4,314)	2,171	3,271	(10,343)
Provision (benefit) for income taxes	152	(360)	740	1,238	(1,872)

Income (loss) from continuing operations before cumulative effect of change in
accounting principle	397	(3,954)	1,431	2,033	(8,471)
Income (loss) from discontinued operations, net of provision (benefit) for
income taxes of $(1,803), $459, $0, $(1,854) and $749, respectively	(3,350)	(388)	3	(3,442)	160

Income (loss) before cumulative effect of change in accounting principle	(2,953)	(4,342)	1,434	(1,409)	(8,311)
Cumulative effect of change in accounting principle, net of benefit for income
taxes of $0, $0, $0, $0 and $(580), respectively	-	-	-	-	(28,863)

Net income (loss)	$(2,953)	$(4,342)	$1,434	$(1,409)	$(37,174)

Preferred dividends	-	-	-	-	(544)

Net income (loss) applicable to common stock	$(2,953)	$(4,342)	$1,434	$(1,409)	$(37,718)

Basic income (loss) from continuing operations before cumulative effect of
change in accounting principle	$0.01	$(0.16)	$0.06	$0.08	$(0.36)

Basic net income (loss) per common share	$(0.12)	$(0.17)	$0.06	$(0.06)	$(1.52)

Diluted income (loss) from continuing operations before cumulative effect of
change in accounting principle	$0.01	$(0.16)	$0.05	$0.07	$(0.36)

Diluted net income (loss) per common share	$(0.10)	$(0.17)	$0.05	$(0.05)	$(1.52)

Earnings from continuing operations before interest expense, taxes, depreciation,
amortization and cumulative effect of change in accounting principle (a)	$3,202	$(1,278)	$4,768	$11,205	$(622)

Gross Margin	17.9%	15.5%	20.0%	18.9%	16.8%

(a) See “Reconciliation of Selected Financial Data”

ICO, Inc.
Reconciliation of Selected Financial Data
(Unaudited and in thousands)

In this news release, the Company has presented the measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, that is not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), but is derived from relevant items in the Company's GAAP financials. The reasons the Company believes this measurement is important to present and the risks associated with presenting this measurement are as follows:

  The measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, is used by the managers and the Board of Directors of the Company to evaluate the Company's performance including its ability to service debt and is an indication of the Company’s developing liquidity position. Furthermore, the Company’s management uses this measure to make operational decisions in the ordinary course of business.
  The Company decided to use this measure as the Company believes this measurement is a reasonable indicator of the amount of cash generated by the business available to pay for working capital growth, capital expenditures, interest, debt principal payments and taxes.
  The material limitation of the Non-GAAP measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, relates to this measure excluding certain items that effect the Company’s net income (loss), as opposed to net income (loss), which includes all such items.
  The Company mitigates this limitation by the provision of the specific detailed description and computation of the measure and ensuring that this Non-GAAP measure is no more prominent in the Company’s filings compared to GAAP measures of profitability.
  Investors in the Company’s securities often ask the Company’s management about the Company’s trend of EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle.

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2004	2003	2004	2004	2003

Net income (loss)	$(2,953)	$(4,342)	$1,434	$(1,409)	$(37,174)
Add to/(deduct from) net income (loss):
Cumulative effect of change in accounting principle	-	-	-	-	28,863
(Income) loss from discontinued operations	3,350	388	(3)	3,442	(160)
Provision (benefit) for income taxes	152	(360)	740	1,238	(1,872)
Interest expense, net	684	663	663	1,979	2,841
Depreciation and amortization	1,969	2,373	1,934	5,955	6,880

EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle	$3,202	$(1,278)	$4,768	$11,205	$(622)

ICO, Inc.
Consolidated Balance Sheets
(Unaudited and in thousands, except share data and ratios)

	June 30,	September 30,
	2004	2003

ASSETS

Current assets:
Cash and cash equivalents	$2,576	$4,114
Trade accounts receivables	50,887	41,310
Inventories	26,244	24,166
Assets held for sale	850	-
Prepaid expenses and other	8,719	11,952

Total current assets	89,276	81,542

Property, plant and equipment, net	52,540	54,639
Goodwill	8,454	8,245
Other	522	835

Total assets	$150,792	$145,261

LIABILITIES, STOCKHOLDERS' EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE LOSS

Current liabilities:
Short-term borrowings	$7,695	$5,846
Current portion of long-term debt	6,537	3,210
Accounts payable	28,348	22,120
Accrued salaries and wages	4,148	3,766
Other accrued expenses	10,841	11,399
Oilfield Services liabilities retained	1,386	2,476

Total current liabilities	58,955	48,817

Deferred income taxes	3,889	4,108
Long-term liabilities	1,687	1,629
Long-term debt, net of current portion	18,419	23,378

Total liabilities	82,950	77,932

Commitments and Contingencies	-	-
Stockholders' equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with
a liquidation preference of $35,514 and $33,882, respectively	13	13
Undesignated preferred stock, without par value-
105,000 shares authorized; 0 shares issued and outstanding	-	-
Junior participating preferred stock, without par value- 0 and 50,000
shares authorized, respectively; 0 shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,290,721 and 25,146,550 shares issued
and outstanding, respectively	43,710	43,555
Additional paid-in capital	103,241	102,811
Accumulated other comprehensive loss	(2,874)	(4,211)
Accumulated deficit	(76,248)	(74,839)

Total stockholders' equity	67,842	67,329

Total liabilities and stockholders' equity	$150,792	$145,261

OTHER BALANCE SHEET DATA

Working capital	$30,321	$32,725
Current ratio	1.5	1.7
Total debt	$32,651	$32,434
Debt-to-capitalization	32.5%	32.5%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months ended June 30:	2004	% of Total	2003	% of Total	Change	%

ICO Europe	$30,932	46%	$24,540	45%	$6,392	26%
Bayshore Industrial	14,401	22%	11,707	22%	2,694	23%
ICO Australasia	9,557	14%	8,824	16%	733	8%
ICO Polymers North America	10,120	15%	8,162	15%	1,958	24%
ICO Brazil	1,769	3%	1,183	2%	586	50%

Consolidated	$66,779	100%	$54,416	100%	$12,363	23%

Nine Months Ended June 30:	2004	% of Total	2003	% of Total	Change	%

ICO Europe	$85,292	45%	$67,617	44%	$17,675	26%
Bayshore Industrial	43,675	23%	35,997	24%	7,678	21%
ICO Australasia	29,557	15%	23,994	16%	5,563	23%
ICO Polymers North America	27,602	14%	23,292	15%	4,310	19% %
ICO Brazil	5,001	3%	2,268	1%	2,733	121%

Consolidated	$191,127	100%	$153,168	100%	$37,959	25%

Operating income (loss)
Three Months ended June 30:	2004	2003	Change

ICO Europe	$673	$(1,899)	$2,572
Bayshore Industrial	1,313	627	686
ICO Australasia	730	943	(213)
ICO Polymers North America	670	(1,128)	1,798
ICO Brazil	104	(192)	296

Subtotal	3,490	(1,649)	5,139
General Corporate Expense	(2,163)	(1,974)	(189)

Consolidated	$1,327	($3,623)	$4,950

Nine Months Ended June 30:	2004	2003	Change

ICO Europe	$2,294	$(3,205)	$5,499
Bayshore Industrial	3,938	1,153	2,785
ICO Australasia	3,070	2,832	238
ICO Polymers North America	1,735	(1,728)	3,463
ICO Brazil	67	(525)	592

Subtotal	11,104	(1,473)	12,577
General Corporate Expense	(6,031)	(6,521)	490

Consolidated	$5,073	$(7,994)	$13,067

Operating income (loss) as a percentage of revenues
	Three Months Ended			Nine Months Ended
	June 30,			June 30,

			Increase/			Increase/
	2004	2003	(Decrease)	2004	2003	(Decrease)

ICO Europe	2%	(8%)	10%	3%	(5%)	8%
Bayshore Industrial	9%	5%	4%	9%	3%	6%
ICO Australasia	8%	11%	(3%)	10%	12%	(2%)
ICO Polymers North America	7%	(14%)	21%	6%	(7%)	13%
ICO Brazil	6%	(16%)	22%	1%	(23%)	24%
Consolidated	2%	(7%)	9%	3%	(5%)	8%

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

	Three Months Ended
Revenues	June 30,		March 31,
	2004	% of Total	2004	% of Total	Change	%

ICO Europe	$30,932	46%	$30,036	45%	$896	3%
Bayshore Industrial	14,401	22%	15,697	23%	(1,296)	(8)%
ICO Australasia	9,557	14%	10,342	15%	(785)	(8)%
ICO Polymers North America	10,120	15%	9,814	15%	306	3%
ICO Brazil	1,769	3%	1,612	2%	157	10%

Consolidated	$66,779	100%	$67,501	100%	$(722)	(1)%

Operating income (loss)
	Three Months Ended

	June 30,	March 31,

	2004	2004	Change

ICO Europe	$673	$1,461	$(788)
Bayshore Industrial	1,313	1,651	(338)
ICO Australasia	730	1,215	(485)
ICO Polymers North America	670	894	(224)
ICO Brazil	104	5	99

Subtotal	3,490	5,226	(1,736)
General Corporate Expense	(2,163)	(2,451)	288

Consolidated	$1,327	$2,775	($1,448)

Operating income (loss) as a percentage of revenues
	Three Months Ended

	June 30,	March 31,

	2004	2004	Increase/(Decrease)

ICO Europe	2%	5%	(3%)
Bayshore Industrial	9%	11%	(2%)
ICO Australasia	8%	12%	(4%)
ICO Polymers North America	7%	9%	(2%)
ICO Brazil	6%	0%	6%
Consolidated	2%	4%	(2%)